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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), dated as of December 17, 2001, is entered into between Viewpoint Corporation, a Delaware Corporation with its principal office at 498 Seventh Avenue, New York, N.Y. 10018 ("Viewpoint"), and Robert E. Rice ("Executive").

         WHEREAS, Executive currently serves as President, Chief Executive Officer and Chairman of the Board of Directors of Viewpoint and has, since December 31, 1996, served as an officer of Viewpoint;

         WHEREAS, Executive and Viewpoint are parties to an employment agreement that expires on December 31, 2001; and

         WHEREAS, Viewpoint desires to retain Executive's services as Chief Executive Officer and President, and Executive desires to be retained by Viewpoint to serve as Chief Executive Officer and President of Viewpoint.

         NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agrees as follows:

         1. EMPLOYMENT; TERM. Subject to the terms and conditions of this Agreement, Viewpoint hereby employs Executive, and Executive hereby accepts employment with Viewpoint, as President and Chief Executive Officer. Executive shall devote his full time and attention to the business and affairs of Viewpoint and its subsidiaries, and shall use his best efforts, skills and abilities to promote the Company's interests and will perform these duties faithfully and competently in such manner as Viewpoint's Board of Directors (the "Board") may from time to time reasonably direct. Executive's principal place of employment shall be at Viewpoint's headquarters in New York, New York, or at such other location as shall be mutually acceptable to the Executive and the Board. Executive's employment hereunder shall commence on January 1, 2002 and terminate on December 31, 2003, unless terminated earlier pursuant to Section 3 below (the "Term of Employment").

         2. COMPENSATION AND BENEFITS. Viewpoint shall pay the following compensation and provide the following benefits to Executive during the Term of
Employment:

         (a) Base Salary. Executive shall receive a base salary of $330,000 per annum ("Base Salary"), payable in approximately equal installments in accordance with the customary payroll practices of Viewpoint. If the rate of base salary per annum paid to Executive is increased during the Term of Employment, such increased rate shall thereafter constitute the Base Salary for all purposes of this Agreement.

         (b) Options to Acquire Viewpoint Common Stock.

                  (i) Annualized Option Grant. Viewpoint will make a one (1) time grant to Executive of an option to acquire 200,000 shares of Viewpoint common stock at an exercise price equal to the closing price of Viewpoint's common stock at the close of business on the date of grant (the "Annualized Option"). Twenty-five percent (25%) of the shares subject to the Annualized Option Grant will vest on the first (1st) anniversary of the date of grant and one-thirty-sixth (1/36th) of the remaining shares will vest monthly thereafter.

                  (ii) Performance-Based Option Grant. Viewpoint will grant to Executive an option to acquire 1,000,000 shares of Viewpoint common stock at an exercise price equal to the closing price of Viewpoint's common stock at the close of business on the date of grant (the "Performance-Based Option"), the vesting of which shall be subject to the following performance-based criteria:

                           (A) Financial Performance. Six and three-tenths
                  percent (6.3%) of the shares subject to the Performance-Based Option will vest at the end of each fiscal quarter in which Viewpoint achieves the financial goals established by the Board in connection with Viewpoint's business plan. If Viewpoint does not achieve such


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                  financial goals for any particular fiscal quarter(s), six and three-tenths percent (6.3%) of the shares subject to the Performance-Based Option will not be subject to further vesting, and Executive will have no right to exercise the Performance-Based Option with respect to such unvested shares, except as described in the following subparagraph.

                           (B) Strategic Performance. If there is a Change in
                  Control, an unvested portion of the Performance-Based Option (including those shares that did not vest at the end of fiscal quarters in which Viewpoint did not achieve its financial goals as described in the preceding subparagraph) will vest in accordance with the following sentence. Twenty-five percent (25%) of the unvested portion will vest if the value of the consideration received by Viewpoint in the Change in Control transaction is equivalent to the exercise price or greater up to a value equal to twice the exercise price, fifty percent (50%) of the unvested portion will vest if the value of the consideration received by Viewpoint in the Change in Control transaction is the equivalent of twice the exercise price or greater up to a value equal to three times the exercise price; seventy five percent (75%) of the unvested portion will vest if the value of the consideration received by Viewpoint in the Change in Control transaction is the equivalent of three times the exercise price or greater up to four times the exercise price; and one hundred percent (100%) of the unvested portion will vest if the consideration received by Viewpoint in the Change in Control transaction is the equivalent of four times the exercise price or greater.

                  (iii) Application of Employee Stock Option Plan. Unless otherwise provided herein, Executive's rights with respect to the Annualized Option and the Performance-Based Option shall be determined in accordance with the terms of the Viewpoint Stock Option Plan and by applicable law.

         (c) Life Insurance. During the Term of Employment, Viewpoint will reimburse Executive for the cost of acquiring a term life insurance policy with a death benefit of $5,000,000 payable to Executive's beneficiaries.

         (d) Automobile. Viewpoint will provide Executive with the use of an automobile, leased in Viewpoint's name, primarily for corporate purposes, throughout the Term of Employment.

         (e) Benefit Plan; Vacation. Executive shall be entitled to participate in all benefit plans maintained for Viewpoint employees and shall be entitled to four (4) weeks of paid vacation per annum.

         3.       TERMINATION; SEVERANCE.

         (a) Termination Without Cause or With Good Reason. If Viewpoint terminates Executive's employment without Cause (as defined below), or if Executive terminates his employment with Viewpoint for Good Reason (as defined below), Viewpoint will pay to Executive an amount equal to two (2) times Executive's then current Base Salary and the unvested portion of all options (other than the Performance-Based Option) granted to Executive at any time before such termination will immediately vest and will remain exercisable by Executive for six (6) months following termination of employment.

         (b) Termination With Cause or Without Good Reason. If Viewpoint terminates Executive's employment with Cause, or if Executive terminates his employment with Viewpoint without Good Reason, Viewpoint will have no obligation to make any payments to Executive under this Agreement, and the unvested portion of any options granted to Executive at any time before such termination will not vest and will not be exercisable at any time by Executive.

         (c) Non-Duplication of Benefits. In the event of the termination of Executive's employment, his rights under any benefit plans in which he is a participant shall be determined in accordance with the terms of the plans and by applicable law. Notwithstanding any other provision in this Agreement, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 3, nor shall anything in this Agreement require Viewpoint to make any payment or to provide any benefit to Executive that Viewpoint is otherwise required to provide under any other contract, agreement or arrangement.

         (d) General Release. No payments or benefits payable to Executive upon the termination of his employment pursuant to this Section 3 shall be made to Executive unless and until he executes a general release in a form satisfactory to Viewpoint and such general release becomes effective pursuant to its terms.


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         4.       DEFINITIONS. In addition to certain terms defined elsewhere in this Agreement, the following terms will have the following respective meanings:

         (a)      "Cause" means the occurrence of any of the following:

                  (i) the willful and continuing refusal of Executive to follow the lawful directives of the Board,

                  (ii) conduct that is intentional and known by Executive to be harmful to Viewpoint's best interest, or

                  (iii) Executive's conviction of any felony or any crime involving dishonesty.

         (b)      "Good Reason" means the occurrence of any of the following:

                  (i) any material breach by Viewpoint of its obligations under this Agreement,

                  (ii) a significant diminution of Executive's duties as set forth in Section 1 without Executive's consent, or

                  (iii) a failure by Viewpoint to obtain a written agreement from any successor or assign of Viewpoint to assume the obligations under this Agreement upon a Change in Control.

         (c) "Change in Control of Viewpoint" means and includes each of the following:

                  (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or any group of persons who constitute a group (within the meaning of Section 13d-3 of the Exchange
                  Act) of any securities of Viewpoint such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, more than fifty percent (50%) of Viewpoint's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board;

                  (ii) the consummation of any merger or any other business combination (in one or more transactions, including, but not limited to a sale of all or substantially all of the assets) of Viewpoint, other than a transaction immediately following which the shareholders of Viewpoint who owned shares immediately prior to the transaction continue to own, by virtue of their prior ownership of Company shares, at least fifty percent (50%) of the voting power, directly or indirectly, of the surviving corporation in any such merger or business combination; or

                  (iii) the consummation of a plan of complete liquidation of Viewpoint.

         5.       MISCELLANEOUS.

         (a) Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without Viewpoint's prior written consent.

         (b) Binding Effect. Without limiting or diminishing the effect of
Section 5(a) hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

         (c) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         (d) Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.


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         (e) Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

         (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         ACKNOWLEDGEMENT. Executive represents and acknowledges the following:

         (a)      He has carefully read this Agreement in its entirety;

         (b)      He understands the terms and conditions contained herein;

         (c) He has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by Viewpoint or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

         (d)      He is entering into this Agreement knowingly and voluntarily.

         IN WITNESS WHEREOF, Executive and the authorized representative of the Board of Viewpoint execute and enter into this Agreement as of the date first above written.

Robert E. Rice                        VIEWPOINT CORPORATION


/s/ Robert E. Rice                    By: /s/  Samuel H. Jones
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                                         Samuel H. Jones
                                         Chairman, Compensation Committee of
                                         the Board of Directors



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